Exhibit 5
N86 W12500 Westbrook Crossing
Menomonee Falls, WI 53051

July 1, 2020

Board of Directors
Enerpac Tool Group Corp.
N86 W12500 Westbrook Crossing
Menomonee Falls, Wisconsin 53051

Ladies and Gentlemen:

I have acted as counsel to Enerpac Tool Group Corp., a Wisconsin corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”), being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration of an additional 100,000 shares (the “Shares”) of Class A common stock, $0.20 par value per share (the “Class A Common Stock”), of the Company for issuance pursuant to Enerpac Tool Group Corp. Outside Directors’ Deferred Compensation Plan (the “Plan”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the Plan; (ii) the Registration Statement; (iii) a specimen certificate representing the Class A Common Stock; (iv) the Articles of Incorporation of the Company, as amended to date and currently in effect; (v) the By-Laws of the Company, as amended to date and currently in effect; and (vi) certain resolutions of the Board of Directors of the Company authorizing the Registration Statement and the issuance of the Shares under the Plan. I also have examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein that I have not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others.

I do not express any opinion as to the laws of any jurisdiction other than the laws of the State of Wisconsin, and I do not express any opinion as to the effect of any other laws on the opinions stated herein.

Based upon and subject to the foregoing, I am of the opinion that when (i) the Registration Statement becomes effective under the Act and (ii) the Shares have been issued pursuant to the Plan and delivered by the Company and the entire amount of consideration therefor has been received in full by the Company, in each case, in accordance with the terms of the Plan, the issuance of the Shares will have been duly authorized, and the Shares will be validly issued, fully paid and nonassessable.

Board of Directors
Enerpac Tool Group Corp.
July 1, 2020

_________________________

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ JAMES P. DENIS III
James P. Denis III